Exhibit 99.1

INSPIRED ANNOUCES CFO TRANSITION

New York, New York, December 26, 2023 - Inspired Entertainment, Inc. (“Inspired” or the “Company”) (NASDAQ: INSE), a leading B2B provider of gaming content, technology, hardware and services, today announced that Marilyn Jentzen has been appointed Interim CFO and principal accounting officer, upon the Company’s acceptance of Stewart F.B. Baker’s resignation from his role as CFO and principal accounting officer effective December 20, 2023.

Ms. Jentzen brings over three decades of financial and accounting experience to Inspired. She is an accounting and auditing expert, strong leader and strategic thinker. Ms. Jentzen will be responsible for the Company’s financial policies, overseeing the finance and accounting functions, and ensuring compliance with financial and accounting regulations.

The Board of Directors has initiated a search process to identify the Company’s next CFO and has retained a leading search firm to assist in evaluating both internal and external candidates for the role. Mr. Baker will continue to serve the Company throughout 2024 to assist the Company with its restatement efforts and to ensure a smooth transition of his responsibilities.

“We are pleased and fortunate to have a leader of Marilyn’s caliber step into the role of Interim CFO. Marilyn is a strategic, results-oriented executive with proven success leading, developing and improving multi-national finance operations at publicly listed companies. She is well-positioned to support the continued execution of our financial priorities while the Board conducts its search for our new CFO,” said Brooks Pierce, President and Chief Executive Officer of Inspired. “I’d like to thank Stewart for his many years of service and contributions to Inspired Entertainment,” added Mr. Pierce.

Ms. Jentzen most recently served as the Founder and CEO of Innovative Impact Consulting, providing global business transformation consulting and interim c-level support for publicly-listed and private clients. Previously, she served as Senior Vice President, Finance for International Game Technology, Inc. where she led global accounting, tax and internal audit activities. Prior to that, Ms. Jentzen led operations strategy for global operations centers in Asia, India, Europe, and Latin America for Thomson Reuters. Early in her career, she spent a decade at Deloitte LLP. She received a BS from the College of William & Mary and an MBA from the Wharton School of the University of Pennsylvania with concentrations in accounting and operations.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, social and leisure operators across retail and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for approximately 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 32,000 retail venues and various online websites; interactive games for 170+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 16,000 terminals. Additional information can be found at www.inseinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of the Company’s knowledge of its business, there can be no assurance that actual results, including the impact of the restatement of its financial statements, will not differ materially from its expectations. Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks relating to the final impact of the restatement on the Company’s financial statements; the impact of the restatement on the Company’s evaluation of the effectiveness of its internal control over financial reporting and disclosure controls and procedures; delays in the preparation of its financial statements; the risk that additional information will come to light during the course of the Company’s financial statement and accounting policy review that alters the scope or magnitude of the restatement; and the risk that the Company will be unable to obtain, if needed, any required waivers under its debt indenture with respect to a significant delay in filing its periodic reports with the SEC, which could affect its liquidity; and the risk that the Company may not be able to satisfy the terms of the Plan of Compliance it expects to submit to Nasdaq, or that Nasdaq will accept the Plan of Compliance or provide any other accommodations to the Company. The Company does not intend to update publicly any forward-looking statements, except as required by law. In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this news release may not occur.

Contact:

For Investors

IR@inseinc.com

+1 (646) 277-1285

For Press and Sales

inspiredsales@inseinc.com